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As filed with the Securities and Exchange Commission on July 6, 2015

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE TO
Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934

NATIONAL BANK HOLDINGS CORPORATION
(Name of Subject Company (Issuer))

National Bank Holdings Corporation
(Names of filing Persons (Offeror and Issuer))

Class A Common Stock, Par Value $0.01 per share
(Title of Class of Securities)

633707104
62875T108
62875T207
(CUSIP Number of Class of Securities)
(Underlying Common Stock)

Zsolt K. Besskó, Esq.
Chief Administrative Officer & General Counsel
National Bank Holdings Corporation
7800 East Orchard, Suite 300
Greenwood Village, Colorado 80111
(720) 529-3336
(Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

Copies to:

David E. Shapiro, Esq.
Mark F. Veblen, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Tel: (212) 403-1000

CALCULATION OF FILING FEE

TRANSACTION VALUATION	AMOUNT OF FILING FEE

$100,000,000*	$11,620**

*
Estimated for purposes of calculating the Filing Fee only. This amount is based on the offer to purchase for not more than $100,000,000 in aggregate of up to 5,102,040 shares of Class A Common Stock, par value $0.01 per share, at the minimum tender offer price of $19.60 per share.

**
The Filing Fee is calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, and equals $116.20 for each $1,000,000 of the value of the transaction.

☐
Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	Not Applicable	Filing Party:	Not Applicable
Form or Registration No.:	Not Applicable	Date Filed:	Not Applicable
☐
Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐    Third-party tender offer subject to Rule 14d-1.

☒    Issuer tender offer subject to Rule 13e-4.

☐    Going-private transaction subject to Rule 13e-3.

☐    Amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

If applicable, check the appropriate box(es) below to designate the appropriate rule provision(s) relied upon:

☐    Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐    Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

 SCHEDULE TO

        This Tender Offer Statement on Schedule TO (the "Schedule TO") relates to the tender offer by National Bank Holdings Corporation, a Delaware corporation ("NBHC" or the "Company"), to purchase for cash up to $100.0 million of its Class A common stock, $0.01 par value per share (the "shares"), at a price per share of not less than $19.60 and not more than $22.50 in cash, without interest and subject to any applicable withholding taxes. The Company's offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 6, 2015 (as amended or supplemented from time to time, the "Offer to Purchase"), a copy of which is filed herewith as Exhibit (a)(1)(A), in the accompanying Letter of Transmittal (as amended or supplemented from time to time, the "Letter of Transmittal"), a copy of which is filed herewith as Exhibit (a)(1)(B), which together constitute the "tender offer". Additional documents relating to the tender offer are filed as Exhibits (a)(1)(C), (a)(1)(D) and (a)(1)(E). The information contained in the Offer to Purchase and the Letter of Transmittal is incorporated herein by reference in response to all of the items of this Schedule TO as more particularly described below.

Item 1.    Summary Term Sheet.

        Reference is made to the information set forth under "Summary Term Sheet" in the Offer to Purchase, which is incorporated herein by reference.

Item 2.    Subject Company Information.

        (a)   The name of the issuer is National Bank Holdings Corporation. The address and telephone number of the Company is set forth under Item 3.

        (b)   Reference is made to the information set forth under "Introduction" in the Offer to Purchase, which is incorporated herein by reference.

        (c)   Reference is made to the information set forth in the Offer to Purchase under Section 8 ("Price Range of Shares; Dividends"), which is incorporated herein by reference.

Item 3.    Identity and Background of Filing Person.

        The Company is the filing person. The Company is a bank holding company that was incorporated in the State of Delaware in June 2009 and is headquartered immediately south of Denver, in Greenwood Village, Colorado. Its primary operations are conducted through its wholly owned subsidiary, NBH Bank, N.A. The address of its principal executive office is 7800 East Orchard Road, Suite 300, Greenwood Village, Colorado 80111 and its telephone number is (720) 529-3336. Its internet address is www.nationalbankholdings.com. Unless expressly stated otherwise, the information contained on our website or connected to our website is not incorporated by reference into this Schedule TO and should not be considered part of this Schedule TO. Reference is made to the information set forth in the Offer to Purchase under Section 11 ("Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares"), which is incorporated herein by reference.

Item 4.    Terms of the Transaction.

        (a)   Reference is made to the information set forth in the Offer to Purchase under the following headings, with such information being incorporated herein by reference:

        Summary Term Sheet;

        Introduction;

        Section 1 ("Number of Shares; Proration");

  Section 2 ("Purpose of the Tender Offer; Certain Effects of the Tender Offer");

  Section 3 ("Procedures for Tendering Shares");

  Section 4 ("Withdrawal Rights");

  Section 5 ("Purchase of Shares and Payment of Purchase Price");

  Section 6 ("Conditional Tender of Shares");

  Section 7 ("Conditions of the Tender Offer");

  Section 11 ("Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares");

  Section 13 ("Certain U.S. Federal Income Tax Consequences"); and

  Section 14 ("Extension of the Tender Offer; Termination; Amendment").

        (b)   Reference is made to the information set forth under "Introduction" and under Section 11 ("Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares") in the Offer to Purchase, which is incorporated herein by reference.

Item 5.    Past Contacts, Transactions, Negotiations and Agreements.

        Reference is made to the information set forth under Section 11 ("Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares") in the Offer to Purchase, which is incorporated herein by reference.

Item 6.    Purposes of the Transaction and Plans or Proposals.

        (a), (b) and (c) Reference is made to the information set forth under "Summary Term Sheet," under Section 2 ("Purpose of the Tender Offer; Certain Effects of the Tender Offer") and under Section 11 ("Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares") in the Offer to Purchase, which is incorporated herein by reference.

Item 7.    Source and Amount of Funds or Other Consideration.

        (a), (b) and (d) Reference is made to the information set forth under Section 9 ("Source and Amount of Funds") in the Offer to Purchase, which is incorporated herein by reference.

Item 8.    Interest in Securities of the Subject Company.

        (a) and (b) Reference is made to the information set forth under Section 11 ("Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares") in the Offer to Purchase, which is incorporated herein by reference.

Item 9.    Persons/Assets, Retained, Employed, Compensated or Used.

        Reference is made to the information set forth under "Summary Term Sheet" and under Section 15 ("Fees and Expenses") in the Offer to Purchase, which is incorporated herein by reference.

Item 10.    Financial Statements.

        Not applicable.

Item 11.    Additional Information.

        (a)   Reference is made to the information set forth under Section 2 ("Purpose of the Tender Offer; Certain Effects of the Tender Offer"); under Section 10 ("Certain Information Concerning Us"), under Section 11 ("Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares") and under Section 12 ("Legal Matters; Regulatory Approvals") in the Offer to Purchase, which is incorporated herein by reference. To the knowledge of the Company, no material legal proceedings relating to the tender offer are pending.

        (b)   Reference is made to the information set forth in the Offer to Purchase and the accompanying Letter of Transmittal, copies of which are filed with this Schedule TO as Exhibits (a)(1)(A) and (a)(1)(B), respectively, as each may be amended or supplemented from time to time, which is incorporated herein by reference.

Item 12.    Exhibits.

EXHIBIT NUMBER	DESCRIPTION
(a)(1)(A)*	Offer to Purchase, dated July 6, 2015.
(a)(1)(B)*	Form of Letter of Transmittal.
(a)(1)(C)*	Notice of Guaranteed Delivery.
(a)(1)(D)*	Letter to brokers, dealers, commercial banks, trust companies and other nominees, dated July 6, 2015.
(a)(1)(E)*	Letter to clients for use by brokers, dealers, commercial banks, trust companies and other nominees, dated July 6, 2015.
(a)(2)	None.
(a)(3)	Not applicable.
(a)(4)	Not applicable.
(a)(5)*	Press release announcing the Tender Offer, dated July 6, 2015.
(b)	Not applicable.
(d)(1)(A)	Specimen common stock certificate (incorporated herein by reference to Exhibit 4.1 to our Form S-1 Registration Statement (Registration No. 333-177971), filed on August 22, 2012)
(d)(1)(B)
Registration Rights Agreement, dated as of October 20, 2009, by and between NBH Holdings Corp. and FBR Capital Markets, Inc. (incorporated herein by reference to Exhibit 4.2 to our Form S-1 Registration Statement (Registration No. 333-177971), filed on November 14, 2011)
(d)(1)(C)
Amendment No. 1, dated as of July 20, 2011, to the Registration Rights Agreement, dated as of October 20, 2009 by and between NBH Holdings Corp. and FBR Capital Markets, Inc. (incorporated herein by reference to Exhibit 4.3 to our Form S-1 Registration Statement (Registration No. 333-177971), filed on November 14, 2011)
(d)(1)(D)
Form of Indemnification Agreement by and between NBH Holdings Corp. and each of its directors and executive officers (incorporated herein by reference to Exhibit 10.6 to our Form S-1 Registration Statement (Registration Statement No. 333-177971), filed on September 10, 2012)
(d)(1)(E)
Employment Agreement, dated May 22, 2010, by and between G. Timothy Laney and NBH Holdings Corp. (incorporated herein by reference to Exhibit 10.1 to our Form S-1 Registration Statement (Registration Statement No. 333-177971), filed on September 10, 2012)
(d)(1)(F)
Employment Agreement, October 15, 2011, by and between Thomas M. Metzger and NBH Holdings Corp. (incorporated herein by reference to Exhibit 10.8 to our Form S-1 Registration Statement (Registration Statement No. 333-177971), filed on September 10, 2012)

EXHIBIT NUMBER	DESCRIPTION
(d)(1)(G)	Employment Agreement, dated October 24, 2011, by and between Richard U. Newfield and NBH Holdings Corp. (incorporated herein by reference to Exhibit 10.7 to our Form S-1 Registration Statement (Registration Statement No. 333-177971), filed on September 10, 2012)
(d)(1)(H)
Letter Agreement dated February 13, 2012, between Brian F. Lilly and National Bank Holdings Corporation (incorporated herein by reference to Exhibit 10.9 to our Form S-1 Registration Statement (Registration Statement No. 333-177971), filed on September 10, 2012)
(d)(1)(I)
Letter Agreement dated June 5, 2013, between Zsolt K. Besskó, National Bank Holdings Corporation and NBH Bank, N.A. (incorporated herein by reference to Exhibit 10.1 to our Form 10-Q, filed on November 12, 2013)
(d)(1)(J)
Transition and Consulting Agreement, dated April 7, 2014, by and among NBH Bank, N.A., National Bank Holdings Corporation, and Donald Gaiter (incorporated herein by reference to Exhibit 10.1 to our Form 8-K, filed on April 8, 2014)
(d)(1)(K)	Senior Executive Bonus Plan (incorporated herein by reference to Exhibit 10.11 to our Form S-1 Registration Statement (Registration No. 333-177971), filed on August 22, 2012)
(d)(1)(L)	NBH Holdings Corp. 2009 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.2 to our Form S-1 Registration Statement (Registration No. 333-177971), filed on November 14, 2011)
(d)(1)(M)	National Bank Holdings Corporation 2014 Omnibus Incentive Plan (incorporated herein by reference to Annex A to the Company's Definitive Proxy Statement on Schedule 14A, filed on March 31, 2014)
(d)(1)(N)
Form of National Bank Holdings Corporation 2014 Omnibus Incentive Plan Restricted Stock Award Agreement (For Management) (incorporated herein by reference to Exhibit 10.2 to our Form 10-Q, filed on May 9, 2014)
(d)(1)(O)
Form of National Bank Holdings Corporation 2014 Omnibus Incentive Plan Nonqualified Stock Option Agreement (For Management) (incorporated herein by reference to Exhibit 10.3 to our Form 10-Q, filed on May 9, 2014)
(d)(1)(P)
Form of National Bank Holdings Corporation 2014 Omnibus Incentive Plan Restricted Stock Award Agreement (For Non-Employee Directors) (incorporated herein by reference to Exhibit 10.4 to our Form 10-Q, filed on May 9, 2014)
(d)(1)(Q)	National Bank Holdings Corporation Employee Stock Purchase Plan (incorporated herein by reference to Annex A to the Company's Definitive Proxy Statement on Schedule 14A, filed on March 30, 2015)
(g)	Not applicable.
(h)	Not applicable.

*
Filed herewith

Item 13.    Information Required by Schedule 13E-3.

        Not applicable.

 SIGNATURE

        After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 6, 2015
NATIONAL BANK HOLDINGS CORPORATION
	By:	/s/ BRIAN F. LILLY
		Name:	Brian F. Lilly
		Title:	Chief Financial Officer

 Exhibit Index

EXHIBIT NUMBER	DESCRIPTION
(a)(1)(A)*	Offer to Purchase, dated July 6, 2015.
(a)(1)(B)*	Form of Letter of Transmittal.
(a)(1)(C)*	Notice of Guaranteed Delivery.
(a)(1)(D)*	Letter to brokers, dealers, commercial banks, trust companies and other nominees, dated July 6, 2015.
(a)(1)(E)*	Letter to clients for use by brokers, dealers, commercial banks, trust companies and other nominees, dated July 6, 2015.
(a)(2)	None.
(a)(3)	Not applicable.
(a)(4)	Not applicable.
(a)(5)*	Press release announcing the Tender Offer, dated July 6, 2015.
(b)	Not applicable.
(d)(1)(A)	Specimen common stock certificate (incorporated herein by reference to Exhibit 4.1 to our Form S-1 Registration Statement (Registration No. 333-177971), filed on August 22, 2012)
(d)(1)(B)
Registration Rights Agreement, dated as of October 20, 2009, by and between NBH Holdings Corp. and FBR Capital Markets, Inc. (incorporated herein by reference to Exhibit 4.2 to our Form S-1 Registration Statement (Registration No. 333-177971), filed on November 14, 2011)
(d)(1)(C)
Amendment No. 1, dated as of July 20, 2011, to the Registration Rights Agreement, dated as of October 20, 2009 by and between NBH Holdings Corp. and FBR Capital Markets, Inc. (incorporated herein by reference to Exhibit 4.3 to our Form S-1 Registration Statement (Registration No. 333-177971), filed on November 14, 2011)
(d)(1)(D)
Form of Indemnification Agreement by and between NBH Holdings Corp. and each of its directors and executive officers (incorporated herein by reference to Exhibit 10.6 to our Form S-1 Registration Statement (Registration Statement No. 333-177971), filed on September 10, 2012)
(d)(1)(E)
Employment Agreement, dated May 22, 2010, by and between G. Timothy Laney and NBH Holdings Corp. (incorporated herein by reference to Exhibit 10.1 to our Form S-1 Registration Statement (Registration Statement No. 333-177971), filed on September 10, 2012)
(d)(1)(F)
Employment Agreement, October 15, 2011, by and between Thomas M. Metzger and NBH Holdings Corp. (incorporated herein by reference to Exhibit 10.8 to our Form S-1 Registration Statement (Registration Statement No. 333-177971), filed on September 10, 2012)
(d)(1)(G)
Employment Agreement, dated October 24, 2011, by and between Richard U. Newfield and NBH Holdings Corp. (incorporated herein by reference to Exhibit 10.7 to our Form S-1 Registration Statement (Registration Statement No. 333-177971), filed on September 10, 2012)

EXHIBIT NUMBER	DESCRIPTION
(d)(1)(H)	Letter Agreement dated February 13, 2012, between Brian F. Lilly and National Bank Holdings Corporation (incorporated herein by reference to Exhibit 10.9 to our Form S-1 Registration Statement (Registration Statement No. 333-177971), filed on September 10, 2012)
(d)(1)(I)
Letter Agreement dated June 5, 2013, between Zsolt K. Besskó, National Bank Holdings Corporation and NBH Bank, N.A. (incorporated herein by reference to Exhibit 10.1 to our Form 10-Q, filed on November 12, 2013)
(d)(1)(J)
Transition and Consulting Agreement, dated April 7, 2014, by and among NBH Bank, N.A., National Bank Holdings Corporation, and Donald Gaiter (incorporated herein by reference to Exhibit 10.1 to our Form 8-K, filed on April 8, 2014)
(d)(1)(K)	Senior Executive Bonus Plan (incorporated herein by reference to Exhibit 10.11 to our Form S-1 Registration Statement (Registration No. 333-177971), filed on August 22, 2012)
(d)(1)(L)	NBH Holdings Corp. 2009 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.2 to our Form S-1 Registration Statement (Registration No. 333-177971), filed on November 14, 2011)
(d)(1)(M)	National Bank Holdings Corporation 2014 Omnibus Incentive Plan (incorporated herein by reference to Annex A to the Company's Definitive Proxy Statement on Schedule 14A, filed on March 31, 2014)
(d)(1)(N)
Form of National Bank Holdings Corporation 2014 Omnibus Incentive Plan Restricted Stock Award Agreement (For Management) (incorporated herein by reference to Exhibit 10.2 to our Form 10-Q, filed on May 9, 2014)
(d)(1)(O)
Form of National Bank Holdings Corporation 2014 Omnibus Incentive Plan Nonqualified Stock Option Agreement (For Management) (incorporated herein by reference to Exhibit 10.3 to our Form 10-Q, filed on May 9, 2014)
(d)(1)(P)
Form of National Bank Holdings Corporation 2014 Omnibus Incentive Plan Restricted Stock Award Agreement (For Non-Employee Directors) (incorporated herein by reference to Exhibit 10.4 to our Form 10-Q, filed on May 9, 2014)
(d)(1)(Q)	National Bank Holdings Corporation Employee Stock Purchase Plan (incorporated herein by reference to Annex A to the Company's Definitive Proxy Statement on Schedule 14A, filed on March 30, 2015)
(g)	Not applicable.
(h)	Not applicable.

*
Filed herewith

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SCHEDULE TO
  Item 1. Summary Term Sheet.
  Item 2. Subject Company Information.
  Item 3. Identity and Background of Filing Person.
  Item 4. Terms of the Transaction.
  Item 5. Past Contacts, Transactions, Negotiations and Agreements.
  Item 6. Purposes of the Transaction and Plans or Proposals.
  Item 7. Source and Amount of Funds or Other Consideration.
  Item 8. Interest in Securities of the Subject Company.
  Item 9. Persons/Assets, Retained, Employed, Compensated or Used.
  Item 10. Financial Statements.
  Item 11. Additional Information.
  Item 12. Exhibits.
  Item 13. Information Required by Schedule 13E-3.
SIGNATURE
Exhibit Index